Mastercard Incorporated Reports
Third-Quarter 2016 Financial Results

•	Third-quarter net income of $1.2 billion, or $1.08 per diluted share

•	Third-quarter net revenue increase of 14%, to $2.9 billion

•	Third-quarter gross dollar volume up 7%, or 11% adjusting for the impact of recent EU regulatory changes

•	Third-quarter purchase volume up 5%, or 9% adjusting for the impact of recent EU regulatory changes

Purchase, NY - October 28, 2016 - Mastercard Incorporated (NYSE: MA) today announced financial results for the third quarter of 2016. The company reported net income of $1.2 billion, an increase of 21% versus the year-ago period, or 15% excluding a special item related to the termination of the U.S. employee pension plan taken in last year’s third quarter. Earnings per diluted share were $1.08, up 26%, or 19% excluding the special item. There was no currency impact on the reported growth rates for the third quarter, except where noted below.

Net revenue for the third quarter of 2016 was $2.9 billion, a 14% increase versus the same period in 2015. Net revenue growth was driven by the impact of the following:

•	An increase in processed transactions of 18%, to 14.5 billion;

•	An increase in cross-border volumes of 12%; and

•	An 11% increase in gross dollar volume, on a local currency basis and adjusting for the impact of recent EU regulatory changes, to $1.2 trillion.

These factors were partially offset by an increase in rebates and incentives, primarily due to increased volumes and new and renewed agreements.

As a result of the June 2016 implementation of new EU regulations, the company no longer charges fees on domestic EEA co-badged volume and thus excludes that volume from its metrics. The impact on net revenue is de minimis (see page 11 for explanation of adjusted growth rates).

Worldwide purchase volume during the quarter was up 9% on a local currency basis, adjusting for the impact of recent EU regulatory changes, versus the third quarter of 2015, to $882 billion. As of September 30, 2016, the company’s customers had issued 2.3 billion Mastercard and Maestro-branded cards.

“Our business continues to perform well, and we are pleased with our strong growth in revenue and earnings per share this quarter,” said Ajay Banga, Mastercard president and CEO. “We are executing on our strategy, deepening issuer relationships and delivering our customers and partners digital-first solutions. As a result, consumers benefit from seamless and secure purchase experiences everywhere and every way they shop.”

Total operating expenses increased 4%, or 5% on a currency-neutral basis, to $1.2 billion during the third quarter of 2016 compared to the same period in 2015. Excluding the special item taken in the year-ago period, total operating expenses increased 12%. The increase was primarily due to continued investments in strategic initiatives, foreign exchange activity and higher data processing expenses.

-more-

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Operating income for the third quarter of 2016 increased 22% versus the year-ago period. Compared to the third quarter of 2015 and excluding that quarter’s special item, operating income for the third quarter of 2016 increased 15%. The company delivered an operating margin of 58.0%.

Mastercard reported other expense of $37 million in the third quarter of 2016, versus $17 million in the third quarter of 2015. The increase was mainly due to an impairment charge taken on an investment.

Mastercard’s effective tax rate was 27.5% in the third quarter of 2016, versus a rate of 27.7% in the comparable period in 2015, or 28.2% excluding last year’s special item. The decrease was primarily due to the recognition of discrete tax benefits during the quarter, partially offset by a lower repatriation benefit.

During the third quarter of 2016, Mastercard repurchased approximately 6 million shares of Class A common stock at a cost of $591 million. Quarter-to-date through October 25, the company repurchased an additional 2.6 million shares at a cost of $263 million, which leaves $1.8 billion remaining under the current repurchase program authorization.

Year-to-Date 2016 Results

For the nine months ended September 30, 2016, Mastercard reported net income of $3.1 billion, an increase of 7%, or 9% on a currency-neutral basis, and earnings per diluted share of $2.83, up 11%, or 12% on a currency-neutral basis, versus the year-ago period. Excluding special items taken in the second quarters of both 2015 and 2016 related to separate U.K. merchant litigations, as well as the third quarter 2015 special item related to the U.S. pension plan termination, net income was $3.2 billion, up 6%, or 8% on a currency-neutral basis. Earnings per diluted share were $2.90, up 10%, or 12% on a currency-neutral basis, compared to the same period in 2015.

Net revenue for the nine months ended September 30, 2016 was $8.0 billion, an increase of 12%, or 14% on a currency-neutral basis, versus the same period in 2015. Processed transactions growth of 15%, cross-border volume growth of 12% and gross dollar volume growth of 12%, on a local currency basis and adjusting for the impact of recent EU regulatory changes, contributed to the net revenue growth in the year-to-date period. These factors were partially offset by an increase in rebates and incentives.

Total operating expenses were $3.6 billion, an increase of 14%, or 16% on a currency-neutral basis, for the nine months ended September 30, 2016, compared to the same period in 2015. Excluding special items, total operating expenses were $3.5 billion, an increase of 16%, or 17% on a currency-neutral basis, compared to the same period in 2015. The increase was primarily due to continued investments to support strategic initiatives in digital, services, data analytics and geographic expansion, as well as higher legal costs. Also, the impact from foreign exchange activity and balance sheet remeasurement had a negative impact of approximately 4 percentage points on operating expense growth, compared to the same period in 2015.

Operating income for the nine months ended September 30, 2016 was $4.4 billion, an increase of 11%, or 13% on a currency-neutral basis, versus the same period in 2015. Excluding special items, operating income was $4.5 billion, an increase of 10%, or 11% on a currency-neutral basis, compared to the same period in 2015. The company delivered an operating margin of 54.8%, or 56.2% excluding this year’s special item.

Mastercard’s effective tax rate was 27.9% for nine months ended September 30, 2016, versus a rate of 25.8% in the comparable period in 2015, or 26.0% excluding special items. The increase was primarily due to the recognition of larger discrete benefits in 2015 and lower repatriation benefits in 2016, partially offset by a more favorable geographic mix of taxable earnings in 2016.

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Third-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its third-quarter financial results.

The dial-in information for this call is 877-201-0168 (within the U.S.) and 647-788-4901 (outside the U.S.), and the passcode is 89677548. A replay of the call will be available for 30 days and can be accessed by dialing 855-859-2056 (within the U.S.) and 404-537-3406 (outside the U.S.), and using passcode 89677548.

This call can also be accessed through the Investor Relations section of the company’s website at  www.mastercard.com/investor. Presentation slides used on this call are also available on the website.

Non-GAAP Financial Information

The company has presented certain financial data that are considered non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying tables.

The presentation of growth rates on a currency-neutral basis represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates for both the translational and transactional impacts in our operating results.

About Mastercard Incorporated

Mastercard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. Mastercard products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone. Follow us on Twitter @MastercardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements
This press release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. When used in this press release, the words “believe”, “expect”, “could”, “may”, “would”, “will”, “trend” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that relate to the Mastercard’s future prospects, developments and business strategies. We caution you to not place undue reliance on these forward-looking statements, as they speak only as of the date they are made. Except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.
Many factors and uncertainties relating to our operations and business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of those factors could cause our actual results to differ materially from those expressed or

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implied in writing in any forward-looking statements made by Mastercard or on its behalf, including, but not limited to, the following factors:

•	payments system-related legal and regulatory challenges (including interchange fees, surcharging and the extension of current regulatory activity to additional jurisdictions or products);

•	the impact of preferential or protective government actions;

•	regulation to which we are subject based on our participation in the payments industry;

•	regulation of privacy, data protection and security;

•	the impact of competition in the global payments industry (including disintermediation and pricing pressure);

•	the challenges relating to rapid technological developments and changes;

•	the impact of information security failures, breaches or service disruptions on our business;

•
issues related to our relationships with our customers (including loss of substantial business from significant customers, competitor relationships with our customers and banking industry consolidation);

•	the impact of our relationships with stakeholders, including issuers and acquirers, merchants and governments;

•	exposure to loss or illiquidity due to settlement guarantees and other significant third-party obligations;

•
the impact of global economic and political events and conditions, including global financial market activity, declines in cross-border activity; negative trends in consumer spending and the effect of adverse currency fluctuation;

•	reputational impact, including impact related to brand perception, account data breaches and fraudulent activity;

•	issues related to acquisition integration, strategic investments and entry into new businesses; and

•	potential or incurred liability and limitations on business resulting from litigation.
For additional information on these and other factors that could cause Mastercard’s actual results to differ materially from expected results, please see the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and any subsequent reports on Forms 10-Q and 8-K.

###

Contacts:
Investor Relations: Barbara Gasper or Jesal Meswani, investor.relations@mastercard.com, 914-249-4565
Media Relations: Seth Eisen, Seth.Eisen@mastercard.com, 914-249-3153

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions, except per share data)
Net Revenue	$2,880	$2,530	$8,020	$7,150
Operating Expenses
General and administrative	933	883	2,731	2,343
Advertising and marketing	184	184	503	502
Depreciation and amortization	93	94	281	273
Provision for litigation settlements	—	—	107	61
Total operating expenses	1,210	1,161	3,622	3,179
Operating income	1,670	1,369	4,398	3,971
Other Income (Expense)
Investment income	12	5	32	20
Interest expense	(23)	(15)	(65)	(49)
Other income (expense), net	(26)	(7)	(30)	(9)
Total other income (expense)	(37)	(17)	(63)	(38)
Income before income taxes	1,633	1,352	4,335	3,933
Income tax expense	449	375	1,209	1,015
Net Income	$1,184	$977	$3,126	$2,918

Basic Earnings per Share	$1.08	$0.86	$2.84	$2.57
Basic Weighted-Average Shares Outstanding	1,096	1,130	1,101	1,136
Diluted Earnings per Share	$1.08	$0.86	$2.83	$2.56
Diluted Weighted-Average Shares Outstanding	1,099	1,133	1,104	1,139

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MASTERCARD INCORPORATED
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	September 30, 2016	December 31, 2015
	(in millions, except per share data)
ASSETS
Cash and cash equivalents	$5,205	$5,747
Restricted cash for litigation settlement	543	541
Investments	1,774	991
Accounts receivable	1,298	1,079
Settlement due from customers	1,137	1,068
Restricted security deposits held for customers	997	895
Prepaid expenses and other current assets	822	663
Total Current Assets	11,776	10,984
Property, plant and equipment, net of accumulated depreciation of $585 and $491, respectively	698	675
Deferred income taxes	327	317
Goodwill	1,814	1,891
Other intangible assets, net of accumulated amortization of $952 and $816, respectively	747	803
Other assets	1,961	1,580
Total Assets	$17,323	$16,250
LIABILITIES AND EQUITY
Accounts payable	$437	$472
Settlement due to customers	1,052	866
Restricted security deposits held for customers	997	895
Accrued litigation	716	709
Accrued expenses	3,214	2,763
Other current liabilities	705	564
Total Current Liabilities	7,121	6,269
Long-term debt	3,326	3,268
Deferred income taxes	82	79
Other liabilities	545	572
Total Liabilities	11,074	10,188
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000 shares, 1,373 and 1,370 shares issued and 1,072 and 1,095 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200 shares, 20 and 21 issued and outstanding, respectively	—	—
Additional paid-in-capital	4,135	4,004
Class A treasury stock, at cost, 301 and 275 shares, respectively	(15,921)	(13,522)
Retained earnings	18,722	16,222
Accumulated other comprehensive income (loss)	(717)	(676)
Total Stockholders’ Equity	6,219	6,028
Non-controlling interests	30	34
Total Equity	6,249	6,062
Total Liabilities and Equity	$17,323	$16,250

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2016	2015
	(in millions)
Operating Activities
Net income	$3,126	$2,918
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of customer and merchant incentives	629	560
Depreciation and amortization	281	273
Share-based payments	15	1
Deferred income taxes	(1)	18
Other	(24)	33
Changes in operating assets and liabilities:
Accounts receivable	(190)	(27)
Income taxes receivable	4	(83)
Settlement due from customers	(53)	78
Prepaid expenses	(818)	(704)
Accrued litigation and legal settlements	12	(60)
Accounts payable	(33)	(31)
Settlement due to customers	171	(192)
Accrued expenses	247	1
Net change in other assets and liabilities	126	219
Net cash provided by operating activities	3,492	3,004
Investing Activities
Purchases of investment securities available-for-sale	(751)	(862)
Purchases of investments held-to-maturity	(729)	(868)
Proceeds from sales of investment securities available-for-sale	164	666
Proceeds from maturities of investment securities available-for-sale	247	476
Proceeds from maturities of investments held-to-maturity	240	576
Acquisition of businesses, net of cash acquired	—	(584)
Purchases of property, plant and equipment	(156)	(125)
Capitalized software	(124)	(124)
Increase in restricted cash for litigation settlement	(2)	(1)
Other investing activities	(14)	(7)
Net cash used in investing activities	(1,125)	(853)
Financing Activities
Purchases of treasury stock	(2,410)	(2,725)
Dividends paid	(630)	(548)
Tax benefit for share-based payments	44	40
Cash proceeds from exercise of stock options	31	25
Other financing activities	(3)	(8)
Net cash used in financing activities	(2,968)	(3,216)
Effect of exchange rate changes on cash and cash equivalents	59	(195)
Net decrease in cash and cash equivalents	(542)	(1,260)
Cash and cash equivalents - beginning of period	5,747	5,137
Cash and cash equivalents - end of period	$5,205	$3,877

Non-Cash Investing and Financing Activities
Fair value of assets acquired, net of cash acquired	$—	$625
Fair value of liabilities assumed related to acquisitions	$—	$41

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MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months Ended September 30, 2016
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All Mastercard Credit, Charge and Debit Programs
APMEA	$381	8.8%	10.0%	$256	8.3%	3,763	$125	13.7%	1,298	565	601
Canada	36	9.8%	9.4%	34	10.1%	528	2	-1.4%	6	43	50
Europe	338	1.7%	5.4%	214	-2.4%	4,880	124	22.1%	920	420	434
Latin America	83	7.5%	14.3%	51	15.5%	1,652	32	12.5%	252	148	166
Worldwide less United States	838	5.7%	8.5%	555	4.6%	10,822	283	17.0%	2,475	1,177	1,251
United States	383	4.8%	4.8%	327	4.8%	6,058	57	4.7%	351	344	380
Worldwide	1,221	5.4%	7.3%	882	4.7%	16,880	339	14.7%	2,827	1,521	1,631
Mastercard Credit and Charge Programs
Worldwide less United States	465	4.1%	6.4%	426	7.0%	6,438	39	0.8%	188	527	582
United States	182	3.9%	3.9%	174	3.8%	2,019	8	7.0%	10	164	196
Worldwide	648	4.0%	5.7%	600	6.0%	8,457	47	1.8%	198	691	778
Mastercard Debit Programs
Worldwide less United States	373	7.8%	11.1%	129	-2.5%	4,384	243	20.0%	2,287	650	668
United States	201	5.6%	5.6%	152	5.9%	4,039	49	4.4%	342	180	184
Worldwide	573	7.0%	9.1%	281	1.9%	8,423	292	17.1%	2,629	830	852
	For the 9 Months Ended September 30, 2016
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All Mastercard Credit, Charge and Debit Programs
APMEA	$1,102	7.6%	11.9%	$736	10.3%	10,594	$366	15.3%	3,765	565	601
Canada	102	4.8%	9.7%	96	10.1%	1,484	5	2.7%	17	43	50
Europe	1,005	7.2%	11.9%	665	6.6%	14,895	340	24.1%	2,600	420	434
Latin America	235	-0.9%	14.6%	140	15.3%	4,699	95	13.7%	739	148	166
Worldwide less United States	2,444	6.4%	12.1%	1,638	9.1%	31,672	806	18.5%	7,121	1,177	1,251
United States	1,147	7.3%	7.3%	978	7.6%	18,002	169	5.5%	1,040	344	380
Worldwide	3,591	6.7%	10.5%	2,616	8.6%	49,674	975	16.1%	8,161	1,521	1,631
Mastercard Credit and Charge Programs
Worldwide less United States	1,345	2.4%	7.6%	1,231	8.2%	18,432	114	1.7%	554	527	582
United States	536	7.3%	7.3%	513	7.1%	5,879	23	10.0%	28	164	196
Worldwide	1,881	3.7%	7.5%	1,744	7.9%	24,311	137	3.0%	582	691	778
Mastercard Debit Programs
Worldwide less United States	1,099	11.8%	18.0%	407	12.0%	13,240	692	21.9%	6,567	650	668
United States	611	7.4%	7.4%	465	8.2%	12,124	146	4.8%	1,013	180	184
Worldwide	1,710	10.2%	14.0%	872	9.9%	25,364	838	18.5%	7,580	830	852
	For the 3 months ended September 30, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All Mastercard Credit, Charge and Debit Programs
APMEA	$350	2.6%	14.0%	$237	14.5%	3,125	$113	12.9%	1,136	498	531
Canada	33	-2.1%	17.8%	31	19.2%	468	2	-2.5%	6	40	46
Europe	332	-5.9%	16.9%	228	14.8%	4,637	104	21.9%	791	379	397
Latin America	77	-15.2%	16.7%	45	18.0%	1,444	32	14.9%	231	142	161
Worldwide less United States	793	-3.2%	15.6%	541	15.2%	9,674	252	16.6%	2,163	1,059	1,135
United States	366	7.8%	7.8%	312	7.9%	5,673	54	6.9%	340	330	363
Worldwide	1,159	—%	13.0%	853	12.4%	15,347	306	14.8%	2,503	1,389	1,498
Mastercard Credit and Charge Programs
Worldwide less United States	447	-6.0%	10.7%	407	11.7%	5,785	40	1.7%	189	512	573
United States	176	8.7%	8.7%	168	8.2%	1,909	8	22.3%	9	156	186
Worldwide	623	-2.2%	10.2%	575	10.7%	7,694	48	4.5%	198	668	760
Mastercard Debit Programs
Worldwide less United States	346	0.6%	22.7%	134	27.3%	3,889	212	19.9%	1,974	547	561
United States	190	6.9%	6.9%	144	7.6%	3,764	47	4.7%	331	174	177
Worldwide	536	2.8%	16.6%	278	16.3%	7,653	258	16.9%	2,305	721	738
	For the 9 Months ended September 30, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All Mastercard Credit, Charge and Debit Programs
APMEA	$1,024	6.2%	14.8%	$689	15.1%	8,714	$335	14.0%	3,234	498	531
Canada	97	1.2%	16.8%	92	18.6%	1,314	5	-6.9%	17	40	46
Europe	938	-7.1%	16.2%	648	14.4%	12,967	289	20.6%	2,219	379	397
Latin America	237	-9.3%	15.6%	140	18.5%	4,169	97	11.8%	668	142	161
Worldwide less United States	2,296	-1.5%	15.5%	1,569	15.3%	27,164	727	16.0%	6,138	1,059	1,135
United States	1,069	7.2%	7.2%	909	7.4%	16,371	160	6.1%	1,009	330	363
Worldwide	3,365	1.1%	12.7%	2,478	12.2%	43,535	887	14.1%	7,147	1,389	1,498
Mastercard Credit and Charge Programs
Worldwide less United States	1,314	-3.6%	11.0%	1,195	12.2%	16,491	119	-0.1%	557	512	573
United States	500	6.9%	6.9%	479	6.9%	5,353	21	8.0%	25	156	186
Worldwide	1,814	-0.9%	9.8%	1,673	10.7%	21,844	140	1.1%	582	668	760
Mastercard Debit Programs
Worldwide less United States	982	1.6%	22.2%	374	26.3%	10,672	608	19.8%	5,581	547	561
United States	569	7.3%	7.3%	430	7.9%	11,018	139	5.8%	985	174	177
Worldwide	1,551	3.6%	16.3%	804	15.7%	21,691	747	16.9%	6,565	721	738

APMEA = Asia Pacific / Middle East / Africa
Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

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Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional and global basis for Mastercard™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards and transactions involving brands other than Mastercard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with Mastercard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with Mastercard-branded cards for the relevant period. The number of cards includes virtual cards, which are Mastercard-branded payment accounts that do not generally have physical cards associated with them.

The Mastercard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include Mastercard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving Mastercard-branded cards that are not processed by Mastercard and transactions for which Mastercard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which Mastercard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. Mastercard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by Mastercard customers and is subject to verification by Mastercard and partial cross-checking against information provided by Mastercard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by Mastercard customers and is subject to certain limited verification by Mastercard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by Mastercard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of the Mastercard website at www.mastercard.com/investor.

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Non-GAAP Reconciliations
($ in millions, except per share data)

	Three Months Ended September 30,				Percent Increase/(Decrease)
	2016	2015
	Actual	Actual	Special Item	Non-GAAP [1]	Actual	Special Item	Non-GAAP [1]
Total operating expenses	$1,210	$1,161	$(79)	$1,082	4%	(8)%	12%
Operating income	$1,670	$1,369	$79	$1,448	22%	7%	15%
Operating Margin	58.0%	54.1%		57.2%
Income tax expense	$449	$375	$29	$404	20%	9%	11%
Effective Tax Rate	27.5%	27.7%		28.2%
Net Income	$1,184	$977	$50	$1,027	21%	6%	15%
Diluted Earnings per Share	$1.08	$0.86	$0.04	$0.91	26%	7%	19%

	Nine Months Ended September 30,						Percent Increase/(Decrease)
	2016			2015
	Actual	Special Item	Non-GAAP [2]	Actual	Special Items	Non-GAAP [1,2]	Actual	Special Items	Non-GAAP [1,2]
Total operating expenses	$3,622	$(107)	$3,515	$3,179	$(140)	$3,039	14%	(2)%	16%
Operating income	$4,398	$107	$4,505	$3,971	$140	$4,111	11%	1%	10%
Operating Margin	54.8%		56.2%	55.5%		57.5%
Income tax expense	$1,209	$29	$1,238	$1,015	$45	$1,060	19%	2%	17%
Effective Tax Rate	27.9%		27.9%	25.8%		26.0%
Net income	$3,126	$78	$3,204	$2,918	$95	$3,013	7%	1%	6%
Diluted Earnings per Share	$2.83	$0.07	$2.90	$2.56	$0.08	$2.64	11%	1%	10%

Note: Figures may not sum due to rounding
[1] Represents effect of of excluding the Special Item relating to the termination of the U.S. employee pension plan (Q2 2015: $79 million pre-tax, $50 million after-tax, $0.04 per diluted share)
[2] Represents effect of excluding the Special Items relating to the U.K. merchant litigation provisions (Q2 2016: $107 million pre-tax, $78 million after-tax, $0.07 per diluted share; Q2 2015: $61 million pre-tax, $44 million after-tax, $0.04 per diluted share)

Mastercard Incorporated - Page 11

Article 8 Impacts on Europe and Worldwide GDV and Purchase Volume Growth Rates

	Growth (Local Currency)
	2015Q1	2015Q2	2015Q3	2015Q4	2016Q1	2016Q2	2016Q3	3QYTD15	FY15	3QYTD16
GDV
Europe as reported	15%	16%	17%	15%	18%	14%	5%	16%	16%	12%
Europe adjusted for Article 8	19%	19%	19%	17%	19%	19%	18%	19%	19%	19%

Worldwide as reported	12%	13%	13%	12%	13%	11%	7%	13%	13%	11%
Worldwide adjusted for Article 8	13%	13%	13%	13%	13%	13%	11%	13%	13%	12%

Purchase Volume
Europe as reported	13%	15%	15%	13%	14%	9%	(2)%	14%	14%	7%
Europe adjusted for Article 8	18%	19%	18%	16%	16%	15%	16%	18%	18%	16%

Worldwide as reported	12%	12%	12%	12%	12%	9%	5%	12%	12%	9%
Worldwide adjusted for Article 8	13%	13%	13%	12%	12%	11%	9%	13%	13%	11%

Note:

Article 8 of the EU Interchange Fee Regulation related to card payments, that became effective June 9, 2016, states that a network can no longer charge fees on domestic EEA payment transactions that do not use its payment brand. Prior to that, Mastercard collected a de minimis assessment fee in a few countries, particularly France, on transactions with Mastercard co-badged cards if the brands of domestic networks (as opposed to Mastercard) were used. As a result, the non-Mastercard co-badged volume is no longer being included.

To aid in understanding the underlying trends in the business, the table above reflects adjusted 2015 and YTD 2016 growth rates for the impact of Article 8, by eliminating the related co-badged volumes in prior periods.